EXHIBIT 10.2

                          BUSINESS CONSULTANT AGREEMENT

         This agreement dated June 15, 2009 is made By and Between MEMORY LANE SYNDICATION, INC (MLS). whose address is 5100 West Copans Road, Ste 810, Margate, FL 33063 referred to as "Company", AND Venture Capital Clinic, Corp. whose address is 7076 Spyglass Avenue, Parkland, FL 33076 referred to as "Consultant."

         1. Consultation Services. The company hereby employs the consultant to perform the following services in accordance with the terms and conditions set forth in this agreement: The consultant will consult with the officers and employees of the company concerning matters relating to the management and organization of the company, their financial policies, the terms and conditions of employment, and generally any matter arising out of the business affairs of the company.

         2. Terms of Agreement. This agreement will begin July 1, 2009 and will end December 31, 2009.

         3. Time Devoted by Consultant. It is anticipated the consultant will spend approximately 8 hours per week in fulfilling its obligations under this contract. The particular amount of time may vary from day to day or week to week. However, the consultant shall devote a minimum of 16 hours per month to its duties in accordance with this agreement.

         4. Place Where Services Will Be Rendered. The consultant will perform most services in accordance with this contract at 5100 West Copans Road, Ste 810, Margate, FL 33063. In addition the consultant will perform services on the telephone and at such other places as designated by the company to perform these services in accordance with this agreement.

         5. Payment to Consultant. The consultant will be paid as follows:

Consultant shall receive $60,000 for services rendered in accordance with the terms and conditions of the attached note.

         6. Independent Contractor. Both the company and the consultant agree that the consultant will act as an independent contractor in the performance of its duties under this contract. Accordingly, the consultant shall be responsible for payment of all taxes including Federal, State and local taxes arising out of the consultant's activities in accordance with this contract, including by way of illustration but not limitation, Federal and State income tax, Social Security tax, Unemployment Insurance taxes, and any other taxes or business license fee as required.

         7. Confidential Information. The consultant agrees that any information received by the consultant during any furtherance of the consultant's obligations in accordance with this contract, which concerns the personal, financial or other affairs of the company will be treated by the consultant in full confidence and will not be revealed to any other persons, firms or organizations.

         8. Employment of Others. The company may from time to time request that the consultant arrange for the services of others. All costs to the consultant for these services will be paid by the company but in no event shall the consultant employ others without the prior authorization of the company.

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COMPANY

By: /s/ Martin Berns
    ----------------
Martin Berns - President and sole Director
Memory Lane Syndication, Inc.


By: /s/ Alfred Fernandez
    --------------------
Alfred Fernandez - Executive Vice President
Venture Capital Clinic, Corp.

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